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Exhibit 8.1

        The following is a list of the Company's subsidiaries as at the date of this Registration Statement:

GeneType AG	Switzerland	100%
GeneType Corporation	California — U.S.	100%
GeneType Pty Limited	Australia	100%
Simons GeneType Diagnostics Pty Limited	Australia	100%
Genetic Technologies Corporation Pty Limited	Australia	100%
Silbase Scientific Services Pty Limited	Australia	100%
RareCellect Limited	Australia	100%
ImmunAid Pty Limited	Australia	65%
Gtech International Resources Limited	Canada	75.8%
AgGenomics Pty Limited	Australia	50.1%

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  Exhibit 8.1